Exhibit 99.1

Natus Medical to Acquire Olympic Medical;

Acquisition Enhances Leading Position in the Newborn Care Market;

Expands Market Opportunity in EEG Monitoring

SAN CARLOS, Calif. (October 16, 2006) – Natus Medical Incorporated (Nasdaq:BABY) today announced that it has agreed to acquire privately held Olympic Medical Corp. in a cash acquisition valued at approximately $19.3 million. The Company expects to complete the acquisition today.

Olympic Medical, based in Seattle, Washington develops and markets medical products used in the neonatal intensive care unit (“NICU”) and pediatric department of the hospital, including devices for the detection of neurologic function of newborns. The acquisition adds to Natus’ growth opportunities by broadening its product offerings, which the Company plans to leverage through its direct sales force in the U.S. and international distribution organization. Natus believes the acquisition will be immediately accretive to earnings, excluding associated one-time charges.

Natus plans to retain Olympic Medical’s operations, as well as their well-established brands and existing products. Jay Jones, President and founder of Olympic Medical, will continue on as President of the organization. Olympic Medical has approximately 100 employees and recorded sales of $16.0 million during calendar 2005.

“We believe that we can add significant value to Olympic Medical by leveraging their unique products through our marketing and sales organizations,” stated Jim Hawkins, President and Chief Executive Officer of Natus. “Olympic Medical is a profitable operation, delivering high-quality products to their customers, including a significant recurring revenue stream generated through disposable products. We will seek to accelerate Olympic’s sales growth by bringing their products into new markets around the world.”

Olympic Medical develops and manufactures products for the neonatal, pediatric, and operating room markets, and currently sells it products through telemarketing, mail order, and distributors, primarily in the United States. Their proprietary Cerebral Function Monitor can be used in the NICU and other acute care departments to continuously monitor an infant’s brain activity. It enables clinical staff to assess the neurological status of the brain as an aid to both diagnosis and treatment.

“We are excited to be joining Natus, a company that shares our passion for quality, innovation, and market leadership,” commented Mr. Jones. “Through this business combination, we will be able to take advantage of Natus’ worldwide sales organization to more quickly penetrate the international market for our products.”

The purchase price for the acquisition consists of a cash payment of approximately $16.6 million to be made at closing, a portion of which will be placed in escrow as security for representations and warranties of the sellers, and the assumption of Olympic Medical’s existing payables, including approximately $2.7 million of obligations due immediately following the closing. Olympic Medical is expected to have approximately $1.2 million of cash on its balance sheet as of the closing.

The Company is also obligated to make additional cash payments over a three year period depending on sales of a product developed by Olympic Medical that is currently in the final stage of an FDA approval process.

Natus expects to record a one-time charge in the fourth quarter 2006 for the write-off of acquired in-process research and development associated with the acquisition, which the Company expects could be in the range of $4 million to $6 million. Neither this charge, nor any aspect of the Olympic Medical business, was included in financial guidance previously provided by the Company.

Conference Call

Natus has scheduled an investor community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 356-4123 for domestic callers, or (617) 597-5393 for international callers, and entering reservation code 12377414. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 55406786.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, newborn jaundice and newborn metabolic testing.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding the accretive nature of the acquisition, the amount of acquired in-process research and development that will be written off, and the ability of Natus to accelerate Olympic’s growth and enable it to better penetrate international markets. These statements relate to future events or Natus’ future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.